Final Transcript

SYNTROLEUM: Third Quarter 2011 Conference Call

November 10, 2011/11:00 a.m. EST

SPEAKERS
Karen Power – Senior Vice President and Principal Financial Officer
Gary Roth – President and CEO
Ronald Stinebaugh – Senior Vice President, Finance and Acquisitions

ANALYSTS
Shawn Severson – JMP Securities
Jin Ming Liu – Ardour Capital
John Dunlea – JWA CPA
Michael Prouting – 10K Capital
Anthony Chen
John Kvale – JK Capital

PRESENTATION

Moderator	Good morning, and welcome to the Syntroleum Third Quarter 2011 Results Conference call. All participants will be in listen-only mode. Please note, this event is being recorded.
I’d now like to turn the conference over to Karen Power.
K. Power
Good morning and thank you for joining us today. Remarks for today’s call will be presented by Syntroleum’s President and Chief
Executive Officer, Gary Roth, followed by Karen Power, Senior Vice
President and Principal Financial Officer, who will report the financial results for the nine months ended, September 30, 2011.

Before we begin our remarks, I would like to remind everyone that during this call, we will make certain forward-looking statements as well as use historical information. Words such as belief, estimate, expect, intend, plan, anticipate, could or should are intended to identify forward-looking statements. Although
Syntroleum believes that expectations reflected in these
forward-looking statements are reasonable, these statements involve risks and uncertainties. Future results may differ materially from those projected in these forward-looking statements. You are encouraged to refer to our SEC filings, including our most recent
Annual Report on Form 10-K for a full disclosure of these risks and uncertainties.

Now, I’ll turn the call over to Gary Roth for opening remarks.

G.	Roth Thank you, Karen. We are excited to announce our most recent 75,000 gallon jet fuel sales to SkyNRG for use in 75 Alaska Airlines flights. Alaska Airlines conducted the first flight yesterday from Seattle to Washington DC. This builds on the successful flight by KLM between Amsterdam and Paris and further demonstrates renewable jet fuels produced at Dynamic Fuels is 100% compatible with petroleum-based infrastructure.

Renewable jet fuels offer the following five advantages compared to conventional fuel. Renewable fuel has more stable fluid properties below freeze point. Soot emissions are reduced 90% at idle and 74% of at cruise. Engine system carbon deposits are 10 times lower than conventional jet fuel, which could reduce engine maintenance. Renewable jet fuel typically has higher energy content reducing fuel consumption and a reduction in life cycle greenhouse gas initiatives in excess to 50%.

In November, we’ve received EPA registration for neat renewable diesel. This allows use in on-road engines of up to 100%, which means no blending of petroleum based diesel is required. EPA registration allows us to market our fuels directly to end users such as fleet operators and transit authorities without the cost of blending.

Further a neat fuel registration will allow Dynamic Fuels to monetize the full value of RINs without having to sell to a blender. We are actively marketing to owners of fleets who are interested in a superior sustainable fuel that is just diesel and requires no change to the way they currently procure fuel.

We continue to conduct research with the Department of Energy on our phase change material. Oak Ridge National Laboratory is currently evaluating samples of pelletized phase change material produced using commercial pelletizing equipment. We are sending pellet samples to gypsum board manufacturer for evaluation as requested by the manufacturer. Similar PCM products have reported to reduce energy usage in homes and offices by 20% to 30%.

Sinopec continues to operate the SDF demonstrating Syntroleum’s FT technology. The results have been excellent to date. The SDF has exceeded 2,000 hours run time while demonstrating full capacity. Sinopec is currently running our FT catalyst on non-dilute syngas with performance better than that demonstrated on dilute syngas. We believe the momentum for coal to liquids in China is building and these encouraging results could lead Sinopec to develop a commercial plant using Syntroleum’s FT technology.

FT technology continues to look economically viable using GTL within the U.S. Recent gas prices have been approximately $3.50 per Mcf while diesel prices have remained strong at approximately $3.10 a gallon. At current prices, the cash margin of a GTL plant will be approximately $70 a barrel. We continue to receive early stage interest from third parties about licensing our GTL technology. Our priorities are currently focused on optimizing reduction in cash flow from Dynamic Fuels, which provides us the financial strength to pursue GTL opportunities for own account.

I would like to review the current plant production performance in detail. Previously we reported July production of 5.4 million gallons or 87% of capacity; in August, we produced 4.6 million gallons or 74% of capacity. In August, we encountered a mechanical issue with our solvent recycle pump. Prior to this issue, the pump experienced a record run time of 3,765 hours or 157 days. Our previous run time before that was 528 hours or 22 days.

The issue encountered with the pump in prior runs related to seal failures. The new seal design continues to perform to expectations. The current event was not caused by seal failure but by a long-term buildup of corrosion debris. We noted this upon inspection of the pump in August and began working on mitigating solutions to be installed at our September turnaround.

During turnaround in September, we installed additional corrosion inhibitor injection points to mitigate corrosion. The pump ran from August 20th to October 24th resulting in a runtime of 995 hours. In October, we encountered similar corrosion debris issues in our solvent recycle pump as we encountered in August.

During the post turnaround, when we restarted the plant, the strainer filter systems were insufficient to handle startup-related corrosion debris that remained in the system. To solve this issue, we designed, built and installed a high capacity guard bed to protect the pump. The new system has a holding capacity in excess of 100 times the prior holding capacity of the original strainer.

The plant was down from October 24th to November 7th. As of November 7th, the plant was running at approximately half rates. The pump was serviced at the vendor and reinstalled on November 8th. We expect to increase rates during the remainder of this week.

In summary, we have significantly improved the reliability of this pump as evidenced by the record runtime and good seal performance. We encountered a new issue related to corrosion debris and have identified and implemented solutions that we believe will mitigate these issues in the future.

On October 19th, we encountered a mechanical failure of the acid injection pump on the pretreatment system. The pump ran from March to October with no issues. When the pump failed, we immediately installed a warehouse spare, which took two hours to install. The new pump subsequently failed after 12 hours. Two alternative spares were sourced and installed and failed to pump at design requirements. We then installed a lobe-style pump versus the prior diaphragm style pump on October 22nd and this pump has run without issue since installation. Total loss time to this event was four days.

Feedstocks have solids that are removed in order to process them into fuel. The plant has a system of strainers and filters designed to remove solids, which must be removed to ensure reliable operation of the reactors. We initiated a supplier requalification program in which we prequalified suppliers out of spec feed which include solid content.

On October 22nd, we have prequalified 21 suppliers, disqualified 57 and are evaluating 71. However on two separate occasions during October we encountered higher than normal level of solids. This overwhelmed our existing filtering capacity. When excessive solids are found in the feedstock, we must re-filter until the solids are removed. This causes a bottleneck in our plant limiting production. The plant was down for four days—October 18th through 21st—as a result of this bottleneck. We are evaluating design enhancements in order to debottleneck our feed pretreatment system, which includes augmenting our solids handling capacities.

In September, the plant was taken down for 14 days turnaround focused on servicing the HDO reactors. Turnaround service is scheduled for these reactors annually to change out catalyst related materials and to remove the buildup of particulates and debris, as is typical for process reactors such as these. During this turnaround, we installed a new guard bed design to optimize holding capacity of debris that naturally builds up during the conversion reaction.

We continue to focus on improving plant reliability. For example, our prior run time on Generation 2 hydrogen compressor valves was 737 hours. As of the end of October, our Generation 3 valves, have logged 3,602 hours of runtime. In the September turnaround, we noticed trends on the valves that indicate 8,000 hour run times will not likely be achieved, therefore we are designing Generation 4 valves. We have achieved 98% reliability uptime on the hydrogen compressor since May.

On October 29, we changed out the Hydro Isomerizer Charge Pump at 5312 hours due to high vibration. Previous best run time was 168 hours. We own a complete warehouse spare for this pump and change out was completed within 48 hours. Subsequent shop tests determined the pump and gear box were in as design condition and the likely cause of high vibration was the coupling between the electric motor and the pump gear box.

We have had successful run times with our HDO charge pump. As of October 31, run time was 4,152 hours compared to previous run time of 1,200 hours.

In July and August we achieved an average of 80% of plant capacity, producing 10.1 million gallons. We produced 1.9 million gallons in September due primarily to our 14 day scheduled turn around and 2 day disruption of hydrogen supply. Despite the issues we encountered in October, we were able to produce at 54% of capacity or a total of 3.4 million gallons. In addition, we supplied 75,000 gallons of renewable jet fuel to Sky NRG for use in the Alaska Air flights. Solutions were implemented in late October and early November and the plant is currently operating at 50% of capacity.

We plan to take the following steps to continue to improve reliability. First, increase and improve our filtration capacity—that design review is ongoing. Second, we need to refine our corrosion program in the plant, specifically around our solvent recycle loop. Third, we’re at the point where we can specify a spare solvent recycle pump that meets the operational and debottlenecking needs of the plant. These pumps are typically 8 to 12 months delivery. Finally, we need to optimize and debottleneck our feed pretreatment system.

We have contributed $19.25 million to Dynamic Fuels since October 2010. From October through June, we contributed at a rate of $1.6 million a month. From July to November, we contributed at a rate of $800 thousand per month, a reduction of 50%. This reduction is attributed to two primary factors. During October 2010 through June 2011 our plant utilization was 25% and from July to October our plant utilization was 62%, an improvement of 147%. Over the last four quarters our operating expenses decreased from $6.52 to $3.27 to $2.14 to $1.05 per gallon. This is an 84% reduction over the year. Our current revenue and cost structure for the quarter ended September 30, 2011 results in breakeven at approximately 80% of capacity. Had we achieved full RIN value for all of our diesel production, our breakeven would have been approximately 30% of capacity.

Let us review Dynamic Fuels financial performance for the quarter ended September 30, 2011 compared to the prior quarter. For the quarter ended September 30, 2011, our average feedstock costs were $4.26 a gallon and our blended revenue was $5.19 per gallon resulting in a gross margin of $0.93 per gallon. This compares to the quarter ended June 30, 2011 to feedstock costs of $4.11 a gallon and blended revenue of $4.84 per gallon resulting in a gross margin of $0.73 per gallon.

In summary, over the past twelve months we have averaged a $1.10 per gallon gross margin and with a projected operating expense of $0.55 per gallon, Dynamic Fuels would have achieved a cash margin of $0.55 per gallon or $41 million a year at design capacity.

As we discussed last quarter, there remains considerable revenue upside. Prices during the quarter ended September 30, 2011 were as follows; SME Biodiesel was $5.46 per gallon; Dynamic diesel sales were $5.70 per gallon, therefore Dynamic Fuels received a $0.24 per gallon premium over SME. Full RIN value pricing was $6.52 per gallon. We define full RIN value pricing as the sum of Gulf Coast ULSD diesel price plus 1.7 times of RIN price, plus a $1.00 subsidy. Therefore Dynamic Fuels received an $0.82 discount to full RIN value pricing.

As I mentioned above, we have marketing plans for 2012 to maximize fuel sales directly to fleet customers enabling us to capture full RIN value for a greater portion of our diesel sales. That strategy was enabled by obtaining EPA registration of neat fuel on November 1st.

Let us exam the implication of our achieving EPA registrations and overall margins. Had we been able to receive full RIN value of $6.52 for our diesel for the quarter ended September 30th, our blended revenue per gallon would have been $5.92 per gallon compared to $5.19 realized, an increase of $0.73 a gallon. With feedstock cost of $4.26 and opex of $1.05, we would have made an operating cash margin of $0.61 a gallon.

RFS2 was implemented by creating a traded compliance commodity known as a Renewable Identification Number or RIN. Each obligated party must purchase sufficient RINs to satisfy its annual mandate. Since the beginning of the year, RIN prices have increased from $0.74 to a high of $1.99 per RIN on September 14th. RIN values subsequently declined to $0.96 on October 26th and have since rebounded to $1.44 as of yesterday, November 9th.

There appear to have been two events that caused RIN prices to fall. In October and November, the EPA posted biomass based diesel production for August and September of 100 million gallons and 119 million gallons, respectively, which implied 1.4 billion gallons per year of production, exceeding the mandated level of 1 billion gallons for 2012. However, EPA announced enforcement actions against two biodiesel producers for the creation of $9 million and $40 million worth of fraudulent RINs, respectively.

Last week, the EPA posted to its Website that, “Invalid RINs cannot be used to achieve compliance with the renewable volume obligation of any obligated party or exporter, regardless of the party’s good faith belief that the RINs were valid at the time they were acquired.” Additionally, regulations prohibit the creation or transfer to any person of a RIN that is invalid.

Implication of these actions by EPA could be as follows: Obligated parties with questionable RINs may need to step back into the market and purchase valid RINs driving up RIN prices and secondly, obligated parties are more likely to place greater scrutiny on the RIN custody chain in the future, enabling them to trace RINs directly back to reputable producers. The U.S. Supreme Court on Monday declined to hear a request from the oil and chemical industry to strike down the Renewable Fuel Standard. We believe the fundamentals of the RIN market remain intact.

With respect to feedstock prices, yellow grease and animal fat prices have softened recently; tallow prices are currently $0.43 down from $0.50 and yellow grease is currently $0.41 down from $0.46 per pound compared to September. Soy prices remain steady at $0.52 per pound.

Based on yesterday product, RIN and feedstock prices together with operating costs from the September quarter, Dynamic Fuels’ full RIN value operating cash margins are approximately $1.30 per gallon. Therefore we believe, the intrinsic economics of this business remain favorable.

I will now turn the call over to Karen.

K. Power            Thank you, Gary. For the nine months ended September 30, 2011, the

Company reported an operating loss of $2.3 million resulting from total revenues of $3.2 and operating expenses of $5.5 million. Revenues relate to engineering services provided to Dynamic Fuels and other customers for process design and research support. We also recorded revenues for royalties from the Dynamic Fuels commercial production which began in October 2010.

The total net loss for the nine months ended September 30, 2011 was $14 million. $12.3 million of this loss relates to Dynamic Fuels operations for their nine months ended June 30, 2011. The loss reflected in our income statement represents the loss incurred for Dynamic from October 1, 2010 to June 30, 2011. Our 10Q filing includes Dynamic Fuels’ financials for their nine months ended June 30, 2011 in the footnotes to the financial statements.

We do not consolidate Dynamic Fuels, instead we report using the equity method of accounting. Income or losses under the equity method are reported below operating income as Income or Loss in Equity of Dynamic Fuels. Per GAAP, we do not report gross revenues associated from Dynamic Fuels because the entity is not consolidated. We will only report our share of the total net income or loss.

As reported in our 10Q, Dynamic Fuels had revenues of $63.1 million and operating expenses of $88.1 million resulting in a net loss of $25.0 million for the nine months ended June 30th, of which we report 50% in our Syntroleum financials. During this time period 13.0 million gallons of renewable fuels were sold and 14.0 million gallons were produced. Our limited production levels during the start-up and commissioning period resulted in losses at Dynamic Fuels.

As of September 30, 2011, our cash balance is $28.4 million. Since July we have provided $4.2 million in additional working capital funds to Dynamic Fuels, which includes $2.5 million in October and an additional $1.0 million in November of 2011.

In summary, we produced renewable jet fuel flown commercially by Alaska Airlines in the U.S yesterday. We received EPA approval for the use of our neat renewable diesel in on-road applications. Our FT technology is being demonstrated by Sinopec via the SDF in China, and Dynamic Fuels has demonstrated reduced operating costs for the most recent quarter ended, September 30, 2011 and continues to focus on achieving higher production rates.

Thank you for your attendance today. We will now open up the call for questions.

Moderator	Our first question comes from Shawn Severson, JMP Securities.
S. Severson
I was wondering if you could maybe take a little bit more about other customers that might be in the pipeline. Obviously Alaska
Airlines is key benchmark for you, but just kind of the status of who else you might be talking to or in what sectors both in
airlines and in diesel side.

G.	Roth On jet fuel, typically we are under CA with the client, so we’re not allowed to divulge but obviously we’ve got it into Europe now. We’ve got our first customer in the U.S., so we can continue to work with other airlines as we develop these technical endorsements from these various clients.

S.	Severson Are there any specific barriers in talking with the other customers or just kind of where are they in the process in working with you?

G.	Roth Typically these are very technical sales. Obviously you have to have buy-in from the airline and the engine manufacturer as well as the instrumentation manufacturer who measures the fuels and the various components of the fuels. Additionally you have to have buy-in from the logistics train—typically rail, pipeline, or truck—and then as well as the terminal managers.

So once we get product—for example, we’ve shipped all the way now of course to Alaska Airlines. As we develop—we have demonstrated our ability to put it all the way through the logistics train, all the way through the airframe manufacturers and engine manufacturers, the acceptance continues to grow but it is a technical sale and those technical sales have a lot of stakeholders that need to approve the process.

S.	Severson In terms of mechanical fixes—obviously there’s been a lot going on in the last few months. I was wondering if you have any sense of internally what your target is going forward for being at the production levels and efficiencies that you want.

G.	Roth Obviously, we want to get to design capacity. We had a little bit difficult time in the quarter. Although those areas that we have focused on—I felt we demonstrated to you that we have improved significantly the runtimes on our solvent recycle pump, the compressor valve issues.

What we’ve seen this time is from the restart we’ve had some difficulty in a couple of pieces of equipment. So it is a little more difficult on the restart after the turnaround, but what we are very pleased about is during the turnaround, we didn’t see anything negative in the reactors. We didn’t see anything negative in the guard beds or the catalyst itself. Those major key components have performed as we’ve designed. The issue has been primarily lately around this solvent recycle pump.

Now we do understand how that pump runs. This allow us an opportunity to specify and work with the manufactures on a stand by pump, but we needed this year of run life to allow us to customize the specification for a spare pump.

S.	Severson Have you considered kind of the higher quality feedstocks as an option? I mean assuming that you win a couple or more contracts out there in terms of the supply—I mean is that something that you could do if need be?

G.	Roth We’ve used all feedstocks—all the way from yellow grease, beef tallow. We have run some soy oil. So we do consider them depending on the economics. Now as we explained to you in the conference call, RINs took a dive this quarter and recently but they have recovered nicely. So once the RINs have recovered, that opens the feedstock—that’s we consider quite a bit.

S.	Severson In terms of the capital being spent for the gas to liquids, can you just give an update on that and where you think that is and where it might be as we go into the next quarter or two?

G.	Roth We think there will be minimal capital in next quarter, most of it is internal. There are some minor external capital expenditures we make when we work with third-party engineering to do some design work.

Moderator The next question is from Jin Ming Liu, Ardour Capital.

J.	Liu Gary, first can you share with us more details regarding your direct sales efforts with your renewable diesel since you are getting the certification from EPA like you say. Whether you will charge your customers some price and then you have to sell RIN separately. And also regarding potential customers—whether you’re targeting large corporations or municipalities, especially given the current economic conditions and the ... difficulties some municipalities are facing.

G.	Roth So there’s three components to the price of renewable diesel. Component one from where we are is ULSD or Ultra Low Sulfur Diesel Gulf Coast price. So when we talk about selling direct, we sell at ULSD price. So the client sees the same price for the diesel that he sees for petroleum diesel, so he’s indifferent. Then, we take the RINs and we sell them—and typically that can be back to back—and then we collect the dollar directly from the government. So in these sales, the client sees no different from our fuel than he does from his regular diesel.

Now prior to the 100% approval, we were limited to a 20% blend and the clients typically don’t want to try to keep track of that they’re below 20% blend in their fuel, neither the client nor the wholesaler. So now that we have a 100% approval, the client doesn’t need to keep track. So he’s burning—as far as he sees, it’s just diesel and that’s what he wants. He wants fuel, which he sees in that commodity, that he can use anywhere any time just like he uses regular diesel. So to your point, the municipalities and clients don’t see any price difference then they do from their current suppliers with us collecting the RIN values and the dollar a gallon directly from the government.

J.	Liu Regarding your renewal jet fuel, is there any productivity difference between the renewal jet fuel and the renewable diesel or is there any related production cost difference?

G.	Roth There is a production cost difference and they’re manifested in two ways. When we make jet fuel, we typically make more naphtha and LPGs and those are lower values, and then when we make jet fuel, there is a third-party distillation cost. So, when we consider jet fuel sales, we price accordingly to recover those incremental costs.

Moderator The next question will be John Dunlea, JWA CPA.

J.	Dunlea I was wondering if we can get an update on the grand opening that we heard was going to happen at some point, I thought over the summer—one of the last conference calls.

G.	Roth That’s an excellent question. We continue to work on the grand opening. We went through our turnaround, which is a not a good time to have a grand opening. I suspect we see some time in the first quarter or spring of next year.

Moderator	The next question will be Michael Prouting, 10K Capital.
M. Prouting	First question is once you have resolved these ... mechanical issues, is it realistic, do you think to achieve a 100% design capacity or what’s your current thinking there?

G.	Roth Yes, we do. We’ve run the reactors of about 120% at design. So, we think a 100% design is achievable. We need to finish working through these mechanical issues and we need to finish the qualification work on the feedstock, so we have a more definitive handle on that design data.

M.	Prouting Then, do you have any sense of the timeframe of when you might get back to those second quarter production rates of say 75%, 80% of design capacity?

G.	Roth We would hope this quarter. We’re about 50%. We’re limited by the solvent recycle pump, which has been re-installed and we’re currently heating it up, and actually presenting a balanced drum clearance in there, so we should be able to see sometime this week.

M.	Prouting I guess a big question following that—any sense then of when you potentially might hit that full design capacity throughput? Does that take longer or—?

G.	Roth We continue to solve these problems. As we get our run lives out, we run into other difficulties or other plant problems, so we don’t like to predict, but we have significantly improved run lives of major components of the plant. So, therefore we feel like we can solve these problems and we can solve them with meaningful extensions of run time. But after a year, we continue to learn things about the plants and the process, which is part of technology development, unfortunately.

M.	Prouting Then actually going back to some prior questions on diesel, at what point do you think or is it realistic to think that you could capture the full diesel pricing at some point, and if so, when do you think you might be in a position to do that?

G.	Roth Well, we’ve got our 100% approval, so I don’t see any reason why we can’t capture. There is a market price for RINs, we see it, and it’s published on OPIS. The dollar we’ve already collected and the clients buy ULSD, they buy just diesel. So with our 100% certification, the client just sees diesel and that’s been one of our primary goals. He doesn’t have to have any compromises with the product quality versus petroleum diesel.

M.	Prouting So then there’s no reason essentially going forward from here that you shouldn’t be able capture that full ULSD pricing?

G.	Roth Yeah, I think we’ll develop that over time, but, yeah, I see no reason why we should not be. We are just diesel, the 100% registration says we’re just diesel, and that’s the key to the client. The clients don’t want to differentiate themselves from plain petroleum diesel.

M.	Prouting So just to clarify then, I mean let’s say ... for the month of December, there shouldn’t be any difference between the pricing that you realize and the full ULSD price then?

G.	Roth I wouldn’t say that that’s correct. We just received the certification, registration it will take time to finish building out those markets with the clients, but now there is nothing to stand in the way regulatory wise, technically. Obviously, Alaska Airlines flying on our jet fuel says abundance about the quality of the product.

M.	Prouting Well let me as the question a different way, so how long do you think it will take you to build those customer relationships to the point where you’re able to capture that full ULSD pricing?

G.	Roth I really can’t say how long it’s going to take. Our marketing effort is focused on that. We have our certifications and we will continue to report our numbers and our pricing and we will be able to talk to you quarterly on what those differentials are.

M.	Prouting Then with Sinopec GTL, what do you see as being the next step, if you will, in that process or relationship at this point?

G.	Roth We understand they want to run between 4,000 to 6,000 hours total. There is a couple of technical components they have it run—primarily catalyst regeneration; they want to run that. And then typically we would do a technical review with their engineers and our engineers early next year. Then based on that—and there’s four plants of CTL going forward currently in China, we’re hoping they’re going to commercialize our technology.

Moderator	Your next question is from Anthony Chen, ... Capital.
A. Chen	With regards to the certification from the EPA, does that allow you guys to inject your fuel in to the Colonial Pipeline system as product 61 ... low sulfur diesel?

G.	Roth We already had that.

A.	Chen Even though you had that, I think colonial had some regulations that only allowed your product to ship as 63. It’s a separate code, so it couldn’t be fungible ... mixed with the rest of the 61 product.

R.	Stinebaugh Anthony, you’re correct. There is a fungible fuel spec where if its 5% or less the renewable diesel can be in the line, otherwise it has to be sent to segregated batches if it’s greater than 5%. Those restrictions are related to the FTC Labeling Law and not related to the EPA registration we just received.

A.	Chen So with the EPA registration, do you anticipate that Colonial will make a decision that will allow you to do that?

R.	Stinebaugh No I don’t think any registration—

A.	Chen Then secondly, it seems like you are getting your operating costs in the plant down, which is great. Can you sort of repeat what those numbers were over the few months and give us some color as to what actions it was that brought down those costs from I think $2.96 per gallon that you had talked about last conference call?

G.	Roth So the last four quarters—those numbers were $6.52, $3.27, $2.14 and $1.05.

A.	Chen So $1.05 is the last two months; is that for September or August-September or do you say that’s ... last quarter?

G.	Roth For quarter ended September 30, 2011.

A.	Chen What were some of the major things that happened at the plant to get that down, I mean that’s quite a dramatic decrease.

G.	Roth Obviously, one is we got the production up, so that helps a lot. And then I think we’ve just come out of commissioning mode where we have quite a bit of expenses associated with the commissioning mode and we have moved more into an operating mode where we have more steady state and defined events within the plant.

Moderator Your next question will be John Kvale, JK Capital.

J.	Kvale Just a few questions around the jet fuel; can you talk about if you have any contracted sales with SkyNRG going forward? Also we saw a Wall Street Journal article that quoted $17 per gallon price. Can you talk about the profitability of those sales and the way you expect pricing to go on to jet fuel? And thirdly, can you talk about any plans for upgrades ... to distill the jet fuel onsite by Dynamic Fuels rather than go into a third-party?

G.	Roth We are under CA with SkyNRG. Unfortunately, we can’t talk about pricing or volume. As far as upgrading the plant, what we think we do is continue to penetrate the market with the jet fuel volumes and then look for contracts that would support making additional capital invested in the plant. But as we discussed earlier, these are highly technical sales with many stakeholders—all the way through from the trucking company to the engine manufacturers—and it’s typically very ... for us to get those stakeholders on ... before true commercial firms are discussed. And that’s what we’re seeing in the industry—both in Europe and the U.S.—the product meeting and technical hurdles all the way through to commercial demonstration.

J.	Kvale Just one follow-up, if you can’t discuss pricing. Can you just discuss whether it’s being profitable for you or not or whether you are taking a loss on the jet fuel sales?

G.	Roth It is profitable.

Moderator This concludes our question and answer session. I would now like to turn the conference back over to Karen Power for any closing remarks.

K.	Power Once again, we would like to thank you for your attendance today and we greatly appreciate your interest in Syntroleum. Thank you.

Moderator The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.